Exhibit 99.1

Hepion Pharmaceuticals Announces $5.0 Million Registered Direct Offering and Concurrent Private Placement Priced At-The-Market under Nasdaq Rules

EDISON, N.J., September 29, 2023 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a clinical stage biopharmaceutical company focused on artificial intelligence assisted therapeutic drug development for the treatment of non-alcoholic steatohepatitis (“NASH”), fibrotic diseases, hepatocellular carcinoma (“HCC”), and other chronic diseases, today announced that it has entered into a securities purchase agreement with a healthcare-focused institutional investor for the purchase and sale of 980,393 shares of its common stock (or common stock equivalents in lieu thereof) at a purchase price of $5.10 per share in a registered direct offering priced at-the-market under Nasdaq rules. In addition, in a concurrent private placement, Hepion will issue to the investor unregistered Series A Warrants to purchase up to an aggregate of 980,393 shares of common stock and Series B Warrants to purchase up to an aggregate of 980,393 shares of common stock. The Series A and Series B Warrants will have an exercise price of $4.85 per share, will be exercisable immediately following the date of issuance and will expire in five years and one and a half years, respectively. The closing of the registered direct offering and the concurrent private placement is expected to occur on or about October 3, 2023, subject to the satisfaction of customary closing conditions.

A.G.P./Alliance Global Partners is acting as the sole placement agent for the offering.

The gross proceeds to Hepion from the offering are expected to be approximately $5.0 million, before deducting the placement agent’s fees and other offering expenses payable by Hepion. Hepion intends to use the net proceeds from the offering for clinical development and working capital.

The shares of common stock (or common stock equivalents in lieu thereof) being offered in the registered direct offering (but not the warrants being in the concurrent private placement or the shares of common stock underlying such warrants) are being offered by Hepion pursuant to a “shelf” registration statement on Form S-3 (File No. 333-254996) previously filed with the Securities and Exchange Commission (the “SEC”) on April 2, 2021 and declared effective by the SEC on November 24, 2021. The offering of the shares of common stock (or common stock equivalents in lieu thereof) in the registered direct offering is made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying prospectus relating to the registered direct offering will be filed with the SEC. Electronic copies of the prospectus supplement may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

The warrants described above are being issued in a concurrent private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying such warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Hepion Pharmaceuticals

Hepion’s lead drug candidate, rencofilstat, is a potent inhibitor of cyclophilins, which are involved in many disease processes. Rencofilstat has been shown to reduce liver fibrosis and hepatocellular carcinoma tumor burden in experimental disease models and is currently in Phase 2 clinical development for the treatment of NASH. In November 2021, the U.S. Food and Drug Administration (“FDA”) granted Fast Track designation for rencofilstat for the treatment of NASH. That was followed in June 2022 by the FDA’s granting of Orphan Drug designation to rencofilstat for the treatment of HCC.

Hepion has created a proprietary artificial intelligence deep machine learning (“AI/ML”) platform designed to better understand disease processes and identify patients that are rencofilstat responders. This AI/ML has the potential to shorten development timelines and increase the observable differences between placebo and treatment groups. In addition, Hepion’s AI/ML can be used to drive its ongoing NASH and HCC clinical development programs and identify other potential therapeutic indications for cyclophilin inhibition with rencofilstat.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2022, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com